EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-131225) of Xcyte Therapies, Inc. and in the related Prospectus and in the Registration Statement (Form S-8 No. 333-113753) pertaining to the 2003 Stock Plan, 1996 Stock Option Plan, 2003 Employee Stock Purchase Plan, and 2003 Directors’ Stock Option Plan of our report dated March 20, 2006, with respect to the financial statements of Xcyte Therapies, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Seattle, Washington

March 20, 2006